                                                                   Exhibit 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this post effective Amendment No. 2 to Form S-3 of Cypress Bioscience, Inc. (formerly IMRE Corporation) (No. 33-71278) registering 1,850,000 shares of common stock issuable pursuant to outstanding common stock purchase warrants, of our report dated March 15, 1994, on our audits of the consolidated statements of operations, cash flows and stockholders' equity of Cypress Bioscience, Inc. for the year ended December 31, 1993 included in its Annual Report on Form 10-K/A for the year ended December 1995, filed with the Securities and Exchange Commission.


/s/ Coopers & Lybrand L.L.P.
----------------------------
Coopers & Lybrand L.L.P.

Seattle, Washington
January 3, 1997